SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                            F&M National Corporation
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

( )  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

( ) $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

(X)  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                                [F&M logo]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


     The Annual Meeting of Shareholders of F&M NATIONAL CORPORATION (the "Company") will be held at the TraveLodge of Winchester, 1825 Dominion Avenue, Winchester, Virginia, on Tuesday, April 25, 1995, at 10 a.m. for the following purposes:

     1. To elect directors to serve for the ensuing year and until their successors are elected and qualified;

     2. To amend the Articles of Incorporation to increase the number of authorized shares of common stock from 20,000,000 to 30,000,000 shares;

     3. To ratify the selection by the Audit Committee of the Board of Directors of Yount, Hyde, & Barbour, P. C., independent certified public accountants, as auditors of the Company for 1995; and

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only shareholders of record at the close of business on February 28, 1995, will be entitled to vote at the Annual Meeting.

     Attendance at the Annual Meeting will be limited to shareholders of record, persons holding proxies from shareholders and certain representatives of the press and financial community. If you wish to attend the Annual Meeting, but your shares are held in the name of a broker, bank or other nominee, you should bring with you written confirmation from such nominee of your beneficial ownership.

     You are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the meeting, it is important that your shares be represented. Please complete, sign, date and return the enclosed proxy card promptly. If you attend the Annual Meeting, you may withdraw any proxy previously given and vote in person.

     Due to limited seating space, lunch will not be served.

     Following the adjournment of the Annual Meeting, officers and directors of the Company will be available to meet with you.

                                       By Order of the Board of Directors



                                       Alfred B. Whitt
                                       Senior Vice President, Secretary and
                                       Senior Financial Officer
Winchester, Virginia
March 21, 1995






                            F&M NATIONAL CORPORATION


                         P R O X Y   S T A T E M E N T

                                    GENERAL

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of F&M National Corporation (the "Company") to be voted at the 1995 Annual Meeting of Shareholders to be held Tuesday, April 25, 1995, at 10 a.m. at the TraveLodge of Winchester, 1825 Dominion Avenue, Winchester, Virginia, and any adjournment thereof. The distribution of this Proxy Statement and related proxy material will commence on or about March 21, 1995.

VOTING AND REVOCATION OF PROXIES

     All properly executed proxies delivered pursuant to this solicitation will be voted at the Annual Meeting in accordance with instructions noted thereon or, if no direction is indicated, they will be voted in favor of the proposals set forth in the Notice of Annual Meeting. Any shareholder giving a proxy has the power to revoke it at any time before the proxy is voted by giving written notice to the Secretary of the Company, by executing or delivering a substitute proxy or by attending the Annual Meeting and revoking the proxy at the meeting.

     For a shareholder who participates in the Company's Dividend Reinvestment and Stock Purchase Plan, the enclosed proxy also includes the full shares held by the Plan on the shareholder's behalf.

VOTING RIGHTS OF SHAREHOLDERS

     Only shareholders of record at the close of business on February 28, 1995, will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. As of the close of business on the record date, 15,622,866 shares of Common Stock, par value $2.00 per share, were outstanding and entitled to vote at the Annual Meeting. The Company has no other class of stock outstanding. Each share of Common Stock will entitle the holder thereof to one vote on all matters to come before the Annual Meeting. A majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business.

SOLICITATION OF PROXIES

     The cost of the solicitation of proxies will be borne by the Company. In addition to solicitation by use of the mails, certain officers and employees of the Company (who will not be compensated in addition to their regular salaries) may solicit proxies personally or by telephone. The Company will reimburse brokerage firms, and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of Company Common Stock.

                      ELECTION OF DIRECTORS - PROPOSAL ONE

     The fifteen persons named below, each of whom currently serves on the Board of Directors, will be nominated to serve as directors until the 1996 Annual Meeting of Shareholders or until their successors have been duly elected and qualified. The persons named in the proxy will vote for the election of the nominees named below unless authority is withheld. If for any reason any of the persons named below should become unavailable to serve, an event which management does not anticipate, proxies will be voted for the remaining nominees and such other person or persons as the Board of Directors may designate.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE NOMINEES SET FORTH BELOW. The fifteen nominees receiving the greatest number of affirmative votes cast at the Annual Meeting will be elected.

                                             PRINCIPAL OCCUPATION FOR THE LAST FIVE YEARS
NOMINEE AND (AGE)          DIRECTOR SINCE               AND OTHER INFORMATION
Frank Armstrong, III (58)      1985          Chairman, President and Chief Executive
                                             Officer of National Fruit Product Company,
                                             Inc., since 1984.

James L. Bowman (67)           1970          Chairman of the Board, F&M Bank-Martinsburg
                                             since 1986; retired in 1988 as President of
                                             Bowman Trucking Company.

Betty H. Carroll (57)          1986          Senior Vice President of the Company since
                                             1987; President and Chief Executive Officer
                                             of F&M Bank-Winchester.

William H. Clement (67)        1988          Chairman of the Board of Automotive
                                             Industries, Inc., since 1992 and Vice Chairman
                                             of Automotive Industries Holding, Inc.,
                                             since 1975. (1)

W. M. Feltner (75)             1970          Chairman of the Board and Chief Executive
                                             Officer of the Company; Chairman of the Board
                                             of F&M Bank-Winchester.

William R. Harris (66)         1986          Chairman of the Board, F&M Bank-Richmond;
                                             Chairman of the Board of Harris Heating &
                                             Plumbing, Inc., since 1952; a principal in Harris
                                             Farms, Harris Mechanical Co., Inc., and Harris
                                             Land Development Co., Inc.

L. David Horner, III (60)      1986          Chairman of the Board of Horner Properties,
                                             Inc., since 1990; Chairman of Florida Food
                                             Industries, Inc., from 1977 to 1990.

Jack R. Huyett (62)            1990          President and Chief Administrative Officer of
                                             the Company since 1992; President of F&M
                                             Bank-Blakeley from 1969 to 1992.

William A. Julias (60)         1980          Chairman of the Board of F&M Bank-
                                             Massanutten since 1975; Senior Partner of the
                                             law firm of Julias, Blatt & Wolfe, P. C.
                                             Practicing attorney since 1960.

George L. Romine (83)          1986          Retired in 1987 as Vice President and Director
                                             of Abex Corporation; Executive Director of the
                                             Winchester-Frederick County Economic
                                             Development Commission from 1983 to 1990.

John S. Scully, III (84)       1970          President of Winchester Cold Storage Co., Inc.,
                                             since 1984.

J. D. Shockey, Jr. (52)        1970          President of Shockey Industries, Inc., a general
                                             construction contractor.

Fred G. Wayland, Jr. (66)      1994          Retired in 1992 as President and Chief
                                             Executive Officer of PNB Financial
                                             Corporation.

C. Ridgely White (83)          1970          Chairman of the Board of J. V. Arthur, Inc., a
                                             general insurance brokerage firm, from 1966 to
                                             his retirement in 1989; Director of O'Sullivan
                                             Corporation, a molded plastics manufacturer. (1)

F. Dixon Whitworth, Jr. (50)   1985          Executive Vice President of the Company since
                                             1985.

(1) Automotive Industries Holding, Inc., and O'Sullivan Corp. are publicly traded companies, subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.

BOARD OF DIRECTORS AND COMMITTEES

     During 1994, the Board of Directors held twelve meetings. All members of the Board attended at least 75%, in the aggregate, of the meetings of the Board and committees on which they served. There are no family relationships among any of the nominees for director or among any such nominee and any executive officer of the Company.

     The standing committees of the Board of Directors are the Executive Committee, the Audit Committee, the Nominating Committee, and the Human Resources Committee.

     Executive Committee. The members of the Executive Committee are Messrs. White, Harris, Romine, Feltner, Huyett, and Mrs. Carroll. The Company's Bylaws empower the Executive Committee to exercise the full authority of the Board of Directors when it is not in session, except as otherwise provided in the Virginia Stock Corporation Act.

     Audit Committee. The Audit Committee, whose members are Messrs. Armstrong, Bowman, Horner, Kalbach, and Loy, recommends the independent auditors to be selected by the Board, discusses with the independent auditors the scope of their proposed audit, reviews the audit reports, discusses with management the implementation of the auditors' recommendations, reviews the fee of the independent auditors for audit and non-audit services, reviews the adequacy of the Company's system of internal accounting controls and reviews reports of audit activities performed by the Company's staff of internal auditors. This committee met four times during 1994.

     Nominating Committee. The Nominating Committee is composed of Messrs. Clement, Harris, Julias, Romine, Shockey, and White. The Nominating Committee recommends to the Board of Directors candidates for election as directors of the Company. This committee met twice during 1994.

     Human Resources Committee. The members of the Human Resources Committee are Messrs. White, Clement, Romine, and Shockey. The primary responsibilities of this committee are to review and recommend to the Board of Directors compensation of senior management. This committee also administers cash awards made under the Company's Officers' Incentive Bonus Plan and the granting of stock options under the Company's stock option plan. This committee met once during 1994.

DIRECTORS' FEES

     During 1994, each director received $500 for each Board meeting attended, and each nonemployee director received, in addition, an annual retainer of $5,500. Board members were not compensated for committee meetings attended, except that members of the Audit Committee and the Human Resources Committee received $200 for each committee meeting attended. Directors also received $1,200 to cover travel, lodging, and related expenses incurred in attending Board and committee meetings.

           AMENDMENT TO THE ARTICLES OF INCORPORATION - PROPOSAL TWO

     The Board of Directors proposes and recommends that the shareholders approve an amendment to Article III of the Articles of Incorporation to increase the number of shares of Common Stock which the Company is authorized to issue from 20,000,000 shares to 30,000,000 shares (the Amendment). There will be no change in the presently authorized 5,000,000 shares of Preferred Stock. If the Amendment is approved, the authorized capital stock of the Company will be 35,000,000 shares, divided into 30,000,000 shares of Common Stock of the par value of $2.00 per share, and 5,000,000 shares of Preferred Stock without par value. The first paragraph of Article III will be amended to read as follows:

     "The total number of shares of capital stock which the corporation shall be authorized to issue shall be 35,000,000 shares consisting of 30,000,000 shares of Common Stock of the par value of $2.00 per share and 5,000,000 shares of Preferred Stock without par value. The Board of Directors is authorized, subject to the limitations prescribed by law and the provisions of this Article III, to provide for the issuance of shares of preferred stock in one or more series and to fix and determine the relative rights and preference of the shares of any series so established."

     The Company had outstanding at February 28, 1995, 15,622,866 shares of its Common Stock. No shares of Preferred Stock have been issued. An additional 299,414 shares are reserved for issuance pursuant to the Company's Incentive and Non-Qualified Stock Option Plan, 250,529 shares are reserved for issuance under the Officers' Incentive Bonus Plan, 223,650 shares are reserved for issuance under the 1993 Employees' Stock Purchase Plan, and 293,259 shares are reserved for issuance under the Dividend Reinvestment and Stock Purchase Plan. In addition, the Company has reserved 944,435 shares of Common Stock for issuance to the shareholders of Bank of the Potomac, Herndon, Virginia, upon consummation of the Company's proposed affiliation with that institution. Thus, the Company now has approximately 2.3 million shares of Common Stock available for stock dividends, stock splits, future acquisitions and for the raising of additional capital. If the amendment is approved, the Company will have approximately 12.3 million shares available for issuance for these purposes.

     The Board of Directors unanimously recommends the adoption of the amendment to the shareholders so that the Company will have available authorized but unissued shares of Common Stock, particularly for future acquisitions as well as for stock dividends, stock splits, and the raising of additional capital as needed. While the Company has in the past acquired banks in Virginia and West Virginia by issuing additional shares of Common Stock, the increase in authorized capital stock is not being proposed because of any specific contemplated acquisition. In addition, the Company has no present plans to raise additional capital or to split its Common Stock or declare a stock dividend. The Board of Directors believes that having the authority to issue additional shares of Common Stock will avoid the possible delay and expense of calling a special meeting of shareholders for this purpose.

     If the Amendment is adopted, the additional authorized shares of Common Stock may be issued from time to time upon authorization by the Board of Directors without further action of the shareholders. The Amendment is not being proposed as a means of preventing a change in control or takeover of the Company. However, the Board of Directors could issue the additional shares of Common Stock to dilute the stock ownership and voting power of persons seeking to obtain control of the Company and the additional authorized shares could be issued to purchasers who would support the Board of Directors in opposing a takeover proposal. The existence of the additional authorized shares could have the effect of defeating, discouraging, or making less likely proposals for acquisition of the Company which some or a majority of shareholders might deem advantageous. The Articles of Incorporation authorize the issuance of 5,000,000 shares of Preferred Stock. These shares could also be issued to dilute the stock ownership and voting power of persons seeking to control the Company and could be issued to purchasers supporting the Board of Directors' opposition to a takeover proposal. In addition, such Preferred Shares could be issued with relative rights and preferences which would make an acquisition or takeover of the Company undesirable to persons who might otherwise have an interest in making offers for the Company or its stock.

     The Board of Directors recommends a vote in favor of the Amendment because it believes that the availability of the additional shares of Common Stock is needed to assure that the Company is in a position to expand through acquisitions and to meet the opportunities which face the Company in the future.

VOTE REQUIRED

     Adoption of the Amendment to the Articles of Incorporation requires the affirmative vote of the holders of a majority of the votes entitled to be cast. An abstention has the same effect as a vote against the Amendment.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE AMENDMENT TO THE ARTICLES OF AMENDMENT.



                       OWNERSHIP OF COMPANY COMMON STOCK

     The following table sets forth, as of February 28, 1995, certain information with respect to the beneficial ownership of Company Common Stock held by each director and nominee and each executive officer named in the Summary Compensation Table below, and by the directors and all executive officers as a group.

     As of February 28, 1995, no person beneficially owned 5% or more of the Company's Common Stock. Mr. Bowman is the only director who beneficially owned more than 1% of the Company's Common Stock. His percentage ownership as of February 28, 1995 was 1.7%, and the directors and all executive officers as a group beneficially owned as of that date 7.95% of the outstanding shares of Common Stock.

      Name                                    Stock Ownership (1)

Frank Armstrong, III                                 17,042
Harlan M. Bell                                       32,537
James L. Bowman                                     265,113
Betty H. Carroll                                     60,879 (2)
William H. Clement                                   65,857
W. M. Feltner                                       121,576 (2)
William R. Harris                                   104,668
L. David Horner                                      96,960
Jack R. Huyett                                       76,385 (2)
William A. Julias                                    56,892
Joseph E. Kalbach                                    35,290
J. Frank Loy                                         34,834
George L. Romine                                     23,951
John S. Scully, III                                  84,185
J. D. Shockey, Jr.                                   32,660
Fred G. Wayland, Jr.                                  7,464
C. Ridgely White                                     41,815
Alfred B. Whitt                                      55,792 (2)
F. Dixon Whitworth, Jr.                              28,345 (2)
All directors and executive officers as a group   1,242,245

(1) Includes shares held jointly with spouse and/or as custodian under the Virginia Uniform Gifts to Minors Act and as trustee under the terms of certain trusts.

(2) Includes 21,900 shares issuable to Mrs. Carroll, 30,500 shares issuable to Mr. Feltner, 10,637 shares issuable to Mr. Huyett, 18,313 shares issuable to Mr. Whitt, and 7,483 shares issuable to Mr. Whitworth under the Company's 1992 and 1982 Incentive and Non-Qualified Stock Option Plans.

                             EXECUTIVE COMPENSATION

     The table below sets forth certain information concerning the annual and long-term compensation earned by the Chief Executive Officer and the other four most highly compensated executive officers of the Company (collectively, the Named Officers) for each of the past three years.





                           SUMMARY COMPENSATION TABLE

                                                                           SECURITIES
  NAME AND                                   ANNUAL COMPENSATION           UNDERLYING         ALL OTHER
PRINCIPAL POSITION         YEAR      SALARY (1)    BONUS      OTHER (2)    OPTIONS (3)     COMPENSATION(4)
W. M. Feltner              1994       $407,200    $150,000       --           10,000          $  9,225
Chairman of the Board/     1993        357,200     110,000       --           10,000            21,734
Chief Executive Officer    1992        356,600      95,000       --           10,000            22,616

Jack R. Huyett             1994       $172,200     $55,000       --            5,000          $  9,225
President/Chief            1993        132,200      35,000       --               --            16,409
Administrative Officer     1992        116,600      20,000       --              500            14,144

Betty H. Carroll           1994       $197,200     $54,000       --            5,000          $  9,225
Senior Vice President/     1993        182,200      43,000       --               --            21,921
CEO, F&M Bank-             1992        174,100      35,000       --            2,500            21,148
Winchester

F. Dixon Whitworth, Jr.    1994       $127,200     $22,500       --            1,000          $  8,988
Executive Vice             1993        119,700      20,000       --               --            12,512
President                  1992        119,100      20,000       --              500            13,934

Alfred B. Whitt            1994       $142,200     $37,500       --            5,000          $  9,225
Senior Vice President/     1993        117,200      30,000       --               --            13,420
Secretary                  1992        101,600      20,000       --            1,000            11,815


(1)   Includes directors  fees.

(2) Each Named Officer received certain perquisites and other personal benefits, the amounts of which are not shown because the aggregate amount of such compensation during the year did not exceed the lesser of $50,000 or 10% of total salary and bonus reported for such executive officer.

(3) The Company's stock option plan does not permit grants of restricted stock, and this plan is the Company's only stock-based long term compensation plan currently in effect.

(4) These amounts represent Company contributions allocated under the Company's 401(k) Retirement Plan and the Company's Employee Stock Ownership Plan, respectively, to the Named Officers for 1994 in the following amounts: W. M. Feltner, $1,725 and $7,500; Jack R. Huyett, $1,725 and $7,500; Betty H. Carroll, $1,725 and $7,500; F. Dixon
      Whitworth, $1,708 and $7,280; and Alfred B. Whitt, $1,725 and $7,500.

                          STOCK OPTION GRANTS IN 1994

     The Company's stock option plan provides for the granting of both incentive and non-qualified stock options to executive officers and key employees of the Company and its subsidiaries. While the option price of incentive options may not be less than the fair market value of the stock at the date of grant, non-qualified options may be granted at prices less than the fair market value at the date of grant, but in no event at an exercise price less than one-half of the market price at the date of grant.


     The following table provides certain information concerning stock options granted during 1994 to the 7 Named Officers. No stock appreciation rights may be granted under the Company's stock option plan.



                                  INDIVIDUAL GRANTS
                            PERCENT OF
                 NUMBER OF    TOTAL
                  SHARES     OPTIONS                MARKET
                UNDERLYING  GRANTED TO  EXERCISE    PRICE
                 OPTIONS    EMPLOYEES   PRICE PER  ON GRANT  EXPIRATION     POTENTIAL REALIZABLE VALUE (2)
NAME           GRANTED (1)   IN 1994      SHARE      DATE       DATE           0%         5%        10%

W. M. Feltner     10,000      38.5%       $8.13     $16.25     1/3/04       $81,200    $125,967   $191,465
Jack R. Huyett     5,000      19.2         8.13      16.25     1/3/04        40,600      62,984     95,733
Betty H. Carroll   5,000      19.2         8.13      16.25     1/3/04        40,600      62,984     95,733
F. Dixon
  Whitworth, Jr.   1,000       3.5         8.13      16.25     1/3/04         8,120      12,597     19,147
Alfred B. Whitt    5,000      19.2         8.13      16.25     1/3/04        40,600      62,984     95,733

________________________
(1) The stock options granted during 1994 to the Named Officers were granted on January 3, 1994 and first became exercisable on that date.
(2) Potential realizable value at the assumed annual rates of stock price appreciation based on actual option term (10 years) and annual compounding.

           STOCK OPTION EXERCISES IN 1994 AND YEAR-END OPTION VALUES

    The following table shows certain information with respect to the stock options exercised during 1994 and the number and value of unexercised options at year-end.

                                                           NUMBER OF                  VALUE OF
                                                          SHARES UNDER-             UNEXERCISED
                            NUMBER OF                   LYING UNEXERCISED          IN-THE-MONEY
                         SHARES ACQUIRED    VALUE           OPTIONS AT              OPTIONS AT
      NAME                 ON EXERCISE   REALIZED (1)  DECEMBER 31, 1994 (2)   DECEMBER 31, 1994 (3)
W. M. Feltner                     0         $     0           20,500                 $157,838
Jack R. Huyett                    0               0            5,637                   44,837
Betty H. Carroll                  0               0           22,025                  189,585
F. Dixon Whitworth, Jr.       2,050          18,800            6,483                   53,679
Alfred B. Whitt               1,000           9,500           13,313                  108,281

________________________
(1) Market value of the underlying shares on the date of exercise, minus the option exercise price.
(2) All the stock options shown for each Named Officer are currently exercisable.
(3) Values are calculated by subtracting the exercise price from the fair market value of the stock at December 31, 1994.





           HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Human Resources Committee of the Board of Directors of the Company (the "Committee") has furnished the following report on executive compensation:

      The Committee has developed and implemented compensation policies and plans which seek to enhance the profitability of the Company and, thus, shareholder value. In furtherance of these goals, the policies and plans are designed to provide competitive levels of compensation that rely on annual and longer term incentive compensation to attract and retain corporate officers and other key employees of outstanding abilities and to motivate them to perform to the full extent of their abilities. Both types of incentive compensation are variable and closely tied to corporate and individual performance in a manner that encourages a continuing focus on building profitability and shareholder value.

      In its review of management performance and compensation, the Committee has taken into account management's consistent commitment to the long-term success of the Company. Based on its evaluation of these factors, the Committee believes that the senior management of the Company is dedicated to achieving significant improvements in long-term financial performance and that the compensation policies and plans the Committee has implemented and administered have contributed to achieving this management focus.

      Compensation for each of the Named Officers, as well as other senior executives, consists of a base salary and annual and longer term incentive compensation. The Committee fixes base salaries at levels generally below the competitive amounts paid to senior executives with comparable qualifications, experience, and responsibilities, after comparing salary ranges of other bank holding companies and other large locally headquartered companies. The annual incentive compensation is approved as a percentage of the net income of the Company. The longer-term incentive compensation is closely tied to the Company's success in achieving significant financial performance goals. The Committee considers the total compensation (earned or potentially available) of each of the Named Officers and the other senior executives in establishing each element of compensation.

      During the fourth quarter of each year, the Chief Executive Officer submits to the Committee the annual salaries for the past three years for the Company's senior executives (other than the Chief Executive Officer), and the Committee reviews the salaries and responsibilities of the officers, and makes any modifications it deems appropriate. Salary proposals are developed by the Company's Chief Executive Officer based on industry peer groups, surveys, and performance judgments as to the past and expected future contributions of the individual senior executives. The Committee reviews and fixes the base salary of the Chief Executive Officer based on similar competitive compensation data and the Committee's assessment of his past performance and its expectation as to his future contributions in leading the Company. The growth of the Company for 1994 exceeded $249,000,000 or 17.8%. Peer group banks at September 30, 1994, increased in asset size by an average of 12.4%. Although the Committee, in establishing these salaries, uses a subjective approach and does not rely on a formula or weights of specific factors, it carefully considers all the factors listed above.

      In addition to internal measurements and goals, the Committee considers return on average assets ("ROAA") and growth in total assets when evaluating the performance of executive officers. ROAA is a measure used in the industry to compare the profitability of banking companies. For the period ending September 30, 1994, the Company's ROAA was 1.20%, compared to 1.08% for its 115 Peer Group Banks (115 financial institutions, like the Company, between $1 billion and $3 billion in asset size, as supplied by the Federal Reserve Board's Division of Banking). During the same period, the Company's total assets grew at 18.6%, compared to 12.4% for the Peer Group Banks. For a four-year average comparison of the Company's performance to the Peer Group Banks, please see the table on page 12.

      The Incentive Compensation Plan stresses rewards for achievement of goals set each year. Financial goals include operating earnings and return on shareholder equity. The formula for 1994 was adopted by the Board of Directors and was as follows: 12% of net income in excess of 10% return on equity capital, plus 6% of net income in excess of 11.5% return on equity capital. At the end of each year, this formula defines the total fund available for distribution as bonuses.

      The Committee distributes the incentive fund to eligible employees based on the Committee's subjective evaluation of individual performance and contribution to the Company and recommendations by certain senior officers. In determining the Chief Executive Officer's award for 1994, in addition to the factors discussed above, the Committee considered its evaluation of the Company's performance and the state of the economy in the Company's service area. It considered these factors both on an absolute basis and relative to the performance of the Company's peers. In determining the awards for 1994 from the incentive fund to other eligible employees, including other Named Officers, the Committee reviewed with the Chief Executive Officer recommendations based on individual performance, as well as its evaluation of factors substantially comparable to those considered in establishing the award for the Chief Executive Officer.

      The Committee considered the desirability of granting awards under the Company's 1992 Incentive and Non-Qualified Stock Option Plan which provides the Committee the flexibility to grant longer-term incentives in stock options. The Committee believes that its past grant of options have successfully focused the Company's senior management on building profitability and shareholder value. Stock options were granted for 1994 and are reflected in the above table, "Stock Options Granted in 1994".

      The awards were based, among other things, on a review of competitive compensation data from selected peer companies and information on their total compensation as well as the Committee's perception of their past and expected future contributions to the Company's achievement of its long-term goals. Like other compensation decisions, the Committee does not use a formula or weight specific factors in recommending stock options awards, but rather relies on its own subjective evaluation.

      The foregoing report has been furnished by Messrs. White, Romine, and Shockey.

                               SHAREHOLDER RETURN

      The Company is subject to the rules of the Securities and Exchange Commission (the "SEC") that require all public companies to present a graph of total investment return in their annual proxy statements. The rules require a line graph which compares the Company's five-year cumulative shareholder return on its Common Stock with the Standard's & Poor's ("S&P") 500 Stock Index and either a published industry index or an index of peer companies selected by the Company. The graph below presents a comparison of the Company's performance with the S&P 500 Stock Index and the SNL Securities $1 to $5 Billion Bank Index (the "SNL $1B-$5B Bank Index"), assuming that investments of $100 were made on December 31, 1989, and that dividends were reinvested. This is the first year the Company has used this index, which is a published industry index based on banking organizations throughout the country with total assets of between $1 billion and $5 billion. The Company believes the SNL $1B-$5B Bank Index provides a more representative peer group comparison in view of the Company's current asset size. SNL Securities, based in Charlottesville, Virginia, is a research and publishing firm specializing in the collection and dissemination of data on the financial services industry.

             COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG
               F&M NATIONAL CORPORATION, S&P 500 STOCK INDEX AND
                           THE SNL $1B-$5B BANK INDEX


                           [insert graph here]



                          1989   1990   1991   1992   1993   1994

F&M National Corporation   100     65     80    136    133    138
SNL $1B-$5B Bank Index     100     67     97    141    169    179
S&P 500 Stock Index        100     97    127    136    150    152


      In prior years, the Company has used the Independent Bank Index, an industry index published by the Carson Medlin Company that consists of 21 financial institutions located in Virginia, North Carolina, South Carolina, Georgia, Tennessee, Alabama and Florida (the "Independent Bank Index"). Since the Company changed this year to the SNL $1B-$5B Bank Index, the proxy rules of the SEC require the Company to show for comparison purposes the following performance graph using the Independent Bank Index.





             COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG
               F&M NATIONAL CORPORATION, S&P 500 STOCK INDEX AND
                           THE INDEPENDENT BANK INDEX




                        [insert graph here]



                          1989   1990   1991   1992   1993   1994

F&M National Corporation   100     65     80    136    133    138
SNL $1B-$5B Bank Index     100     67     97    141    169    179
S&P 500 Stock Index        100     97    127    136    150    152


   While the growth in the Company's stock price over the past five years has lagged behind the market, the Company has outperformed its peer group for the last four years according to other measurements. Data is not available for the Independent Bank Index for that period, but a review of certain performance measurements for the four-year period ending September 30, 1994, for the 115 Peer Group Banks with assets ranging from $1 billion to $3 billion, as furnished by the Federal Reserve System, indicates that the Company s performance compares favorably to this peer group. The table below presents a comparison of selected annual performance measurements, averaged for the four-year period ending September 30, 1994, for the Company and the Peer Group Banks.


                                                             Peer Group
                                                        Financial Institutions
                        F&M National Corporation       Between $1 - $3 Billion

Return on assets                 1.32%                           0.80%
Asset growth                    18.40%                           9.14%
Equity capital to assets         9.69%                           7.97%

Cash dividends/net income       46.43%                          27.75%
Overhead expenses/assets         3.21%                           3.55%







           INTEREST OF DIRECTORS AND OFFICERS IN CERTAIN TRANSACTIONS

   During 1994, the Company's banking subsidiaries extended credit to directors and officers of the Company and its subsidiaries. All such loans (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (iii) did not involve more than the normal risk of collectibility or present unfavorable features.

   The banking subsidiaries of the Company, pursuant to the Company's employee loan policy, make individual general purpose loans on a nondiscriminatory basis to employees of subsidiaries at interest rates below those for comparable transactions with other persons. No such loans were outstanding to any officer or director of the Company during 1994. The banking subsidiaries are prohibited from making loans, with the exception of residential mortgages and educational loans, to executive officers in excess of certain dollar limits fixed by banking laws.

   William A. Julias, a director of the Company, is also Chairman of the Board of F&M Bank-Massanutten, a subsidiary of the Company. He is senior partner of the Harrisonburg, Virginia, law firm of Julias, Blatt & Wolfe, P. C., which serves as legal counsel for that bank.

            INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS-PROPOSAL THREE

   The Board of Directors, upon recommendation of the Audit Committee, has appointed Yount, Hyde & Barbour, P. C., as the Company's independent public accountants for the year ending December 31, 1995, and has further directed that management submit the selection of independent public accountants for ratification by the shareholders at the Annual Meeting. Yount, Hyde & Barbour,
P. C., has been serving the Company for many years. This firm has advised the Company that neither the firm nor any member of the firm now has, or has held during the past five years, any direct or indirect financial interest in the Company or any of its subsidiaries. Representatives of the firm are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                 OTHER MATTERS

   As of the date of this Proxy Statement, management of the Company has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If any other matter properly comes before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

                            SHAREHOLDERS' PROPOSALS

  Proposals which shareholders wish to be presented for action at the 1996 Annual Meeting of Shareholders, scheduled for April 23, 1996, must be received by the Company in writing prior to November 17, 1995. Proposals should be addressed to the Secretary of the Company, F&M National Corporation, P. O. Box 2800, Winchester, Virginia 22604.






                              FINANCIAL STATEMENTS


  A copy of the Annual Report of the Company for the year ended December 31, 1994, accompanies this Proxy Statement and Notice, but is not a part of the proxy solicitation material.


                            By Order of the Board of Directors
                            Alfred B. Whitt, Senior Vice President and Secretary

Winchester, Virginia
March 21, 1995




           INSTRUCTIONS AND MAP TO TRAVELODGE OF WINCHESTER

           Coming from Town.

          Take Route 50 East. After you cross over Interstate I-81, turn right at stoplight onto Route 522 South. TraveLodge will be on the right.


           Coming from the South on I-81 (i.e., traveling northbound). EXIT 313.

           Take Exit 313 for Route 50 in Winchester. After coming off the Exit, continue straight through stoplight across Route 50 (and onto Route 522 South). TraveLodge will be on the right after going through the intersection.


           Coming from the North on I-81 (i.e., traveling southbound). EXIT
           313-A.

           Take Exit 313-A onto Route 50 East in Winchester. At stoplight, turn right onto Route 522. TraveLodge will be on the right.

           PLEASE USE "BANQUET ROOM" ENTRANCE.


                                     (MAP)





*******************************APPENDIX***********************************

                  PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
             OF F&M NATIONAL CORPORATION TO BE HELD APRIL 25, 1995

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned, revoking all prior proxies, hereby appoints C.D. BOYER, JR., GEORGE L. ROMINE and EDWARD P. SHANK as proxies, and each or any of them with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of F&M NATIONAL CORPORATION held of record by the undersigned on February 28, 1995, at the Annual Meeting of Shareholders to be held April 25, 1995, or any adjournment thereof, on each of the following matters:

1.  Election of directors proposed in the accompanying proxy statement.

    [ ] FOR ALL OF THE NOMINEES            [ ] WITHHOLD AUTHORITY
        (except as indicated to the            (to vote for nominee(s)
        contrary below)                        listed below)

    Frank Armstrong, III; James L. Bowman; Betty H. Carroll; William H. Clement; W. M. Feltner; William R. Harris; L. David Horner, III; Jack R. Huyett; William A. Julias; George L. Romine; John S. Scully, III;
    J. D. Shockey, Jr.; Fred G. Wayland, Jr.; C. Ridgely White;
    F. Dixon Whitworth, Jr.

    INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR AN INDIVIDUAL NOMINEE,
                  STRIKE THROUGH THAT NOMINEE'S NAME ABOVE.

2. To amend the Articles of Incorporation to increase the number of authorized shares of capital stock from 25,000,000 to 35,000,000 shares.

       [ ] FOR                  [ ] AGAINST                   [ ] ABSTAIN

3. To ratify the selection by the Audit Committee of the Board of Directors of Yount, Hyde & Barbour, P.C., independent certified public accountants, as auditors of the Company for 1995.

       [ ] FOR                  [ ] AGAINST                   [ ] ABSTAIN

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. The Board of Directors has not been notified of any such matters.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" EACH PROPOSAL AND IN THE DISCRETION OF THE PROXY AGENTS ON OTHER MATTERS.

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DATED ______________       __________________________________________________
                           Signature

NUMBER OF SHARES

____________________       __________________________________________________
                           Signature (if jointly owned)

__________________________________________________________________________
PLEASE MARK, SIGN, DATE & RETURN THIS PROXY PROMPTLY IN ENCLOSED ENVELOPE.
__________________________________________________________________________